Exhibit 23.01

Consent of Sensiba San Filippo LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-131427) pertaining to the Oracle Corporation 401(k) Savings and Investment Plan of our report dated May 17, 2013, with respect to the financial statements and supplemental schedule of the Oracle Corporation 401(k) Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ SENSIBA SAN FILIPPO LLP

San Mateo, California

May 17, 2013